Exhibit 99.1

American Electric Technologies, Inc 6410 Long Drive Houston, Texas 77087 713.644.8182

American Electric Technologies Reports Record First Quarter Sales

HOUSTON, May 8, 2008— American Electric Technologies, Inc. (NASDAQ: AETI), the premium supplier of custom-designed power distribution and control solutions for the traditional and alternative energy industries, announced a record $17.0 million net sales for the first quarter of 2008, compared to $12.3 million reported during the first quarter of 2007. The $4.7 million increase includes $1.9 million in sales from the American Access Technologies division (AAT) acquired in May 2007. Net income for the first quarter of 2008 was $0.2 million, or 3 cents per basic and diluted share, compared with $0.7 million, or 12 cents per basic and diluted share, for the same quarter last year. The decrease in net income is primarily attributable to a non-operating after-tax gain on the sale of marketable securities in the first quarter of 2007 of $0.5 million.

“I am pleased with the progress we continue to make in expanding our market reach and international growth prospect as we set record sales in the first quarter of $17 million,” said Arthur Dauber, chairman, president and chief executive officer, American Electric Technologies.

“Based on the most recent two quarters, AETI is currently operating at an annualized run rate of $67 million and our sales backlog remains solid. In the first quarter, we further positioned the company for growth as we invested in new equipment to improve the efficiency of our manufacturing operations within the AAT segment. I expect our operating margin to improve from current levels as the substantial increases in personnel and infrastructure cost to support the growth will stabilize. I believe we will continue to see significant progress on all of our initiatives throughout the remainder of the year, as we are well positioned across our business segments. I am also confident that our team will continue to build on our momentum by improving our asset utilization and delivering greater shareholder value,” Dauber concluded.

Outlook for Fiscal 2008

AETI’s sales during the first quarter of 2008 quarter reflect a 38 percent increase over the comparable period last year of which 17 percent occurred due to the merger. Management expects the increasing trend to continue throughout 2008 based on existing backlogs and bidding activity as well as the sales attributable to the AAT merger. The moderation in rate of increase from prior years, particularly in the Technical Products and Services (TPS) segment, is associated with the slowdown in drilling activity in North America, but this has been offset by strength in international markets as well as increased pipeline and marine activity. Sales bidding activity has been strong for the last six months due to the continued robust global energy market.

Quarter ended March 31, 2008 AETI highlights:

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The TPS segment generated 55 percent of AETI’s total sales in the first quarter of 2008. TPS’ sales for the first quarter were $9.3 million compared with sales of $7.7 million by this segment in the same period in 2007.This 21 percent increase was largely due to the continued strength in sales to the global energy markets. Offsetting slow North American drilling activity, the marine, pipeline and international drilling sectors gained substantial strength. As of March 31, 2008, the backlog for the TPS segment was approximately $18 million, an increase of $4 million since the end of the year. Approximately 90 percent of this backlog is expected to be realized by year-end.

American Electric Technologies, Inc 6410 Long Drive Houston, Texas 77087 713.644.8182

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AETI has minority interest in joint ventures in China and Singapore that are accounted for utilizing the equity method. Income from the joint ventures is included in our TPS segment for segment reporting purposes and as ‘other income’ for financial reporting purposes. In the first quarter 2008, the company recorded equity income of $0.328 million, which represents AETI’s 40 percent share of the Chinese joint venture’s income. BOMAY, the AETI joint venture that builds electrical systems for land and offshore drilling rigs as well as low and medium voltage switchgear for the Chinese and global markets, reported sales of $8.3 million in the first quarter 2008. These sales are not included in the company’s results. At the February 2008 Board of Directors meeting, BOMAY declared its initial dividend for which AETI expects to receive approximately $0.9 million during the first half of 2008.

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In the first quarter 2008, the company’s Electrical & Instrumentation Construction (E&I Construction) segment generated sales of $5.7 million. The 23 percent increase was primarily associated with strengthening in the marine and wastewater treatment plant businesses as well as reducing the backlog in the commercial market segment. The backlog for the E&I Construction segment was $12 million as of March 31, 2008, a decline of $7 million from December 31, 2007. The reduction is consistent with the company’s intent to reduce exposure to the lower margin new school construction market. Approximately three quarters of this backlog is expected to be realized in revenues throughout the remainder of 2008.

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The AAT segment reported sales of $1.9 million for the first quarter with capital expenditures of approximately $0.7 million for shop equipment intended to increase capacity and productivity. No results for AAT were included in the first quarter 2007 prior to its acquisition on May 15, 2007.

Detailed information on the financial results for the quarter ended March 31, 2008 is included in the company’s quarterly report on Form 10-Q, which will be filed with the Securities and Exchange Commission shortly.

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American Electric Technologies, Inc. (NASDAQ:AETI) is the premium supplier of custom-designed power delivery solutions to the traditional and alternative energy industries. AETI offers M&I Electric(tm) power distribution and control products, electrical services, and E&I construction services, as well as American Access Technologies zone enclosures, and Omega Metals custom fabrication services. South Coast Electric Systems L.L.C., a subsidiary, services Gulf Coast marine and vessel customers.

AETI is headquartered in Houston and has global sales, support and manufacturing operations in Beaumont, Texas, Keystone Heights, Fla. and Bay St. Louis, Miss. In addition, AETI has minority interests in two joint ventures which have facilities located in Xian, China and Singapore. AETI’s SEC filings, news and product/service information are available at www.aeti.com.

American Electric Technologies, Inc 6410 Long Drive Houston, Texas 77087 713.644.8182

Singapore. AETI’s SEC filings, news and product/service information are available at www.aeti.com.

Forward Looking Statements

This press release contains forward-looking statements, as defined in Section 27A of the Securities Exchange Act of 1934, concerning our anticipated future revenues and profits. While the Company believes that such forward-looking statements are based on reasonable assumptions, there can be no assurance that such future revenues and profits will be achieved on the schedule or in the amounts indicated. Investors are cautioned that these forward-looking statements are not guarantees of future performance. Actual events or results may differ from the Company’s expectations, and are subject to various risks and uncertainties, including those listed in Item 1A of the Form 10-K filed with the Securities and Exchange Commission on March 31, 2008. The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future events make it clear that any of the projected results expressed or implied herein will not be realized.

Investor Contacts:

John Untereker 713-644-8182 juntereker@aeti.com

Joe McGuire 904-228-2603 jmcguire@aeti.com